Exhibit 99.1

Strayer Education, Inc. Reports Fourth Quarter and Full Year Revenues and Earnings; Winter Term 2017 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--February 16, 2017--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the three months and year ended December 31, 2016. Financial highlights are as follows:

Three Months Ended December 31

  Revenues increased 5% to $119.3 million, compared to $113.7 million for the same period in 2015, principally due to higher enrollment, partially offset by lower revenue per student.
  Income from operations was $19.7 million, compared to $21.7 million for the same period in 2015, a decrease of 9%. Excluding nonrecurring noncash adjustments, income from operations was $18.4 million for the three months ended December 31, 2016. Operating margin was 16.5% for the fourth quarter, or 15.4% excluding the noncash adjustments, compared to 19.1% for the same period in 2015.
  Net income was $11.7 million compared to $13.0 million for the same period in 2015, a decrease of 10%. Excluding noncash adjustments, net income was $10.5 million for the three months ended December 31, 2016.
  Diluted earnings per share was $1.07, compared to $1.21 for the same period in 2015, a decrease of 12%. Excluding noncash adjustments, earnings per share was $0.95 for the three months ended December 31, 2016. Diluted weighted average shares outstanding increased to 10,971,000 from 10,782,000 for the same period in 2015.

Year Ended December 31

  Revenues increased 2% to $441.1 million, compared to $434.4 million for the same period in 2015, principally due to higher average enrollment, partially offset by lower revenue per student.
  Income from operations was $57.5 million compared to $69.7 million for the same period in 2015, a decrease of 18%. Excluding nonrecurring noncash adjustments, income from operations was $54.3 million in 2016 and $69.3 million in 2015. Operating income margin was 13.0% for the year ended December 31, 2016, compared to 16.0% as reported in 2015, or 12.3% for 2016 compared to 15.9% for 2015, excluding the noncash adjustments.
  Net income was $34.8 million compared to $40.0 million for the prior year, a decrease of 13%. Excluding nonrecurring noncash adjustments, net income for the year ended December 31, 2016 was $32.3 million, compared to $39.8 million for the same period in 2015.
  Diluted earnings per share was $3.21 compared to $3.73 for the year ended December 31, 2015, a decrease of 14%. Excluding nonrecurring noncash adjustments, diluted earnings per share was $2.98 compared to $3.70 for the same period in 2015. Diluted weighted average shares outstanding increased to 10,845,000 from 10,740,000 for the same period in 2015.

Balance Sheet and Cash Flow

At December 31, 2016, the Company had cash and cash equivalents of $129.2 million and no debt. The Company generated $44.5 million in cash from operating activities in 2016, compared to $77.5 million during the same period in 2015. Capital expenditures in 2016 were $13.2 million, compared to $12.7 million for the same period in 2015.

The Company had $70.0 million of share repurchase authorization remaining at December 31, 2016. No shares were repurchased in the fourth quarter of 2016.

For the fourth quarter of 2016, bad debt expense as a percentage of revenues was 4.6%, compared to 3.3% for the same period in 2015.

Student Enrollment

Total enrollments at Strayer University for the winter term 2017 increased to 43,387 students, from 40,872 students for the winter term 2016. New student enrollments increased by 8%, and continuing student enrollments increased by 6%.

Brian Jones Appointed to NACIQI

In December 2016, Strayer University President Brian Jones was appointed by the Speaker of the U.S. House of Representatives, Paul Ryan, to the National Advisory Committee on Institutional Quality and Integrity (NACIQI). NACIQI is a public body, composed of 18 appointed members, authorized by the U.S. Congress to advise and make recommendations to the Secretary of Education regarding matters of accreditation and the Secretary's authority to recognize accrediting bodies, and matters regarding institutional eligibility for federal financial aid.

Common Stock and Common Stock Equivalents

At December 31, 2016, the Company had 11,093,489 common shares issued and outstanding, including 477,100 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding, and 100,000 vested stock options outstanding.

Common Stock Cash Dividend

The Company announced today that its Board of Directors had declared a regular, quarterly cash dividend of $0.25 per share of common stock. This dividend will be paid on March 20, 2017 to shareholders of record as of March 6, 2017.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2016 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

2017 Annual Meeting of Stockholders

The Company announced today that its 2017 Annual Meeting of Stockholders will take place on Tuesday, May 2, 2017 at the Company’s office located at 2303 Dulles Station Blvd., Herndon, Virginia 20171. The record date for this annual meeting will be March 3, 2017.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University and the New York Code and Design Academy. For more information on Strayer Education, Inc. visit www.strayereducation.com.

About Strayer University

Founded in 1892, Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, nursing, public administration, and criminal justice, to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers a Top 25 Princeton Review-ranked online executive MBA program and corporate training program through its Jack Welch Management Institute. Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104 (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer University visit www.strayer.edu.

About New York Code and Design Academy

New York Code and Design Academy (NYCDA) is a New York City-based provider of non-degree web and mobile app development courses. NYCDA courses are delivered primarily on-ground to students seeking to further their career in software application development. NYCDA does not participate in Title IV programs.

For more information on NYCDA visit www.nycda.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2015	2016	2015	2016

Revenues	$113,660	$119,279	$434,437	$441,088
Costs and expenses:
Instruction and educational support	59,874	64,851	234,097	241,026
Marketing	17,140	17,591	70,084	79,025
Admissions advisory	4,160	4,661	16,304	17,832
General and administration	10,830	12,522	44,254	45,733
Total costs and expenses	92,004	99,625	364,739	383,616
Income from operations	21,656	19,654	69,698	57,472
Investment income	61	135	283	462
Interest expense	161	161	3,850	642
Income before income taxes	21,556	19,628	66,131	57,292
Provision for income taxes	8,515	7,910	26,108	22,490
Net income	$13,041	$11,718	$40,023	$34,802

Earnings per share:
Basic	$1.23	$1.10	$3.78	$3.28
Diluted	$1.21	$1.07	$3.73	$3.21

Weighted average shares outstanding:
Basic	10,593	10,616	10,588	10,610
Diluted	10,782	10,971	10,740	10,845

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,
	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$106,889	$129,245
Tuition receivable, net	18,519	20,532
Other current assets	6,944	10,766
Total current assets	132,352	160,543
Property and equipment, net	77,139	73,124
Deferred income taxes	26,449	31,096
Goodwill	6,800	20,744
Other assets	5,694	13,189
Total assets	$248,434	$298,696

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$42,253	$41,132
Income taxes payable	2,684	1,883
Deferred revenue	12,373	16,691
Other current liabilities	281	133
Total current liabilities	57,591	59,839
Other long-term liabilities	47,987	50,483
Total liabilities	105,578	110,322
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 11,027,177 and 11,093,489 shares issued and outstanding at December 31, 2015 and 2016, respectively	110	111
Additional paid-in capital	24,738	35,453
Retained earnings	118,008	152,810
Total stockholders' equity	142,856	188,374
Total liabilities and stockholders' equity	$248,434	$298,696

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the year ended
	December 31,
	2015	2016
Cash flows from operating activities:
Net income	$40,023	$34,802
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(280)	(281)
Amortization of deferred rent	(345)	(1,441)
Amortization of deferred financing costs	1,229	262
Depreciation and amortization	18,104	17,817
Deferred income taxes	(4,006)	(8,697)
Stock-based compensation	10,213	10,767
Changes in assets and liabilities:
Tuition receivable, net	(1,991)	(1,453)
Other current assets	4,005	(3,949)
Other assets	22	(1,865)
Accounts payable and accrued expenses	(752)	(262)
Income taxes payable	1,835	(408)
Deferred revenue	12,465	7,018
Other long-term liabilities	(2,974)	(7,800)
Net cash provided by operating activities	77,548	44,510

Cash flows from investing activities:
Purchases of property and equipment	(12,692)	(13,161)
Cash used in acquisition, net of cash acquired	—	(7,635)
Net cash used in investing activities	(12,692)	(20,796)

Cash flows from financing activities:
Payments on term loan	(118,750)	—
Payments of contingent consideration	(650)	(1,358)
Payment of deferred financing costs	(850)	—
Net cash used in financing activities	(120,250)	(1,358)
Net (decrease) increase in cash and cash equivalents	(55,394)	22,356
Cash and cash equivalents - beginning of period	162,283	106,889
Cash and cash equivalents - end of period	$106,889	$129,245

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$365	$349

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and
Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu